Exhibit 99.1

                  APPLETON REPORTS SECOND QUARTER 2006 RESULTS

    APPLETON, Wis., Aug. 14 /PRNewswire/ -- Appleton's net sales for the second quarter ended July 2, 2006, increased 2.7 percent to $269.0 million compared to net sales of $262.0 million for the same quarter of 2005. As was the case during first quarter 2006, four of the Company's five business segments reported an increase in net sales in the second quarter of 2006 compared to the same quarter of 2005.

    (Logo:  http://www.newscom.com/cgi-bin/prnh/20030106/CGM007LOGO )

    The Company reported net income of $1.2 million for the second quarter of 2006 compared to a net loss of $1.0 million for the same quarter of 2005. The increase in net income was primarily the result of greater net sales as compared to second quarter 2005.

    During the second quarter of 2006, the Company obtained consent from its lenders to amend the agreements that govern the Company's bond debt. With that consent, the Company gained the ability to make ESOP distributions without violating its loan covenants.

    Coated Solutions

    During second quarter 2006, coated solutions net sales decreased approximately 7 percent compared to the second quarter of 2005. Sales revenue for carbonless products, which accounts for the majority of the Company's coated solutions segment, decreased approximately 6 percent compared to the same quarter in 2005. Carbonless shipment volume decreased approximately 9 percent during the second quarter of 2006 compared to the same quarter for 2005.

    Thermal Papers

    Thermal net sales increased approximately 21 percent during second quarter 2006 on a 22 percent shipment volume increase compared to second quarter 2005. Increased sales to overseas markets accounted for approximately 49 percent of the volume increase.

    Security Papers

    Net sales from security papers rose approximately 10 percent during second quarter 2006 compared to the same quarter of 2005. A majority of the increase was due to new or expanded offerings to existing customers.

    Secure and Specialized Print Services

    BemroseBooth's net sales for second quarter 2006 increased approximately 4 percent over that of second quarter 2005. The increase in net sales was due to increased sales volume across several product lines.

    Performance Packaging

    Net sales from Appleton's performance packaging companies grew approximately 14 percent in the second quarter of 2006 as compared to second quarter 2005. The benefits of stronger orders from new and existing customers as well as improved pricing during second quarter 2006 compared to second quarter 2005 accounted for the increase.

    Balance Sheet

    During the three months ended July 2, 2006, Appleton's cash decreased by $25.8 million to $5.9 million. During second quarter 2006, Appleton made voluntary debt repayments totaling $15.0 million and a mandatory debt repayment of $0.5 million on the senior credit facility. The Company repurchased a portion of its stock at an aggregate price of $17.5 million. Appleton also made semi-annual interest payments totaling $14.7 million on its senior notes and senior subordinated notes. As of July 2, 2006, the Company had $8.4 million outstanding against its revolving lines of credit.

    During the three months ended July 2, 2006, Appleton's net working capital, excluding cash, increased $12.3 million. The majority of this increase was in accounts receivable due to Appleton's increased sales into international markets, as well as increased sales at BemroseBooth.

    Earnings release conference call

    Appleton will host a conference call to discuss its second quarter 2006 results Tuesday, August 15 at 11:00 a.m. ET. The call will be broadcast through its Web site, http://www.appletonideas.com/investors . A replay will be available through September 14.

    About Appleton

    Appleton uses ideas that make a difference to create product solutions through its development and use of coating formulations and applications, encapsulation technology and specialized and secure print services. The Company produces carbonless, thermal, security and performance packaging products. Appleton is headquartered in Appleton, Wisconsin, and has manufacturing operations in Wisconsin, Ohio, Pennsylvania, Massachusetts and the United Kingdom, employs approximately 3,200 people and is 100 percent employee owned. For more information visit http://www.appletonideas.com .

    Notice regarding forward-looking statements

    This news release contains forward-looking statements. The words "will," "believes," "anticipates," "intends," "estimates," "expects," "projects," "plans," or similar expressions are intended to identify forward-looking statements. All statements in this news release other than statements of historical fact, including statements which address our strategy, future operations, future financial position, estimated revenues, projected costs, prospects, plans and objectives of management and events or developments that Appleton expects or anticipates will occur, are forward-looking statements. All forward-looking statements speak only as of the date on which they are made. They rely on a number of assumptions concerning future events and are subject to a number of risks and uncertainties, many of which are outside of Appleton's control, that could cause actual results to differ materially from such statements. These risks and uncertainties include, but are not limited to, the factors listed under the heading "Risk Factors" in Appleton's 2005 Annual Report on Form 10-K. Appleton disclaims any obligation to update or revise publicly any forward-looking statements, whether as a result of new information, future events or otherwise. Appleton Papers Inc. is a wholly-owned subsidiary of Paperweight Development Corp. Paperweight Development Corp. has guaranteed Appleton's senior credit facility and senior and senior subordinated notes.

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                                   (unaudited)
                             (dollars in thousands)

                                                   For the        For the
                                                 Three Months   Three Months
                                                    Ended          Ended
                                                 July 2, 2006   July 3, 2005
                                                 ------------   ------------
Net sales                                        $    268,985   $    262,002

Cost of sales                                         202,028        196,671

Gross profit                                           66,957         65,331

Selling, general and administrative expenses           53,626         53,175
Restructuring and other charges                           455            871

Operating income                                       12,876         11,285

Interest expense                                       12,366         12,302
Interest income                                          (239)          (207)
Other (income) expense                                   (357)           360

Income (loss) before income taxes                       1,106         (1,170)
Benefit for income taxes                                  (94)          (175)

Net income (loss)                                $      1,200   $       (995)

Other Financial Data:

Operating income                                 $     12,876   $     11,285
Depreciation and amortization                          18,999         20,838

                              Appleton Papers Inc.
                      Consolidated Statements of Operations
                                   (unaudited)
                             (dollars in thousands)

                                                    For the       For the
                                                  Six Months     Six Months
                                                    Ended          Ended
                                                 July 2, 2006   July 3, 2005
                                                 ------------   ------------
Net sales                                        $    537,912   $    515,010

Cost of sales                                         404,744        387,520

Gross profit                                          133,168        127,490

Selling, general and administrative expenses          102,298        104,611
Restructuring and other charges                           686          4,352

Operating income                                       30,184         18,527

Interest expense                                       24,584         24,558
Interest income                                          (456)          (417)
Other (income) expense                                   (304)           605

Income (loss) before income taxes                       6,360         (6,219)
Benefit for income taxes                                 (416)          (941)

Net income (loss)                                $      6,776   $     (5,278)

Other Financial Data:

Operating income                                 $     30,184   $     18,527
Depreciation and amortization                          38,094         40,668

                              Appleton Papers Inc.
                           Consolidated Balance Sheets
                                   (unaudited)
                             (dollars in thousands)

                                                   July 2,      December 31,
                                                     2006           2005
                                                 ------------   ------------
                   ASSETS
Current assets
  Cash and cash equivalents                      $      5,908   $     18,422
  Accounts receivable, less allowance for
   doubtful accounts of $2,323 and $1,984,
   respectively                                       135,184        123,968
  Inventories                                         140,874        142,592
  Other current assets                                 22,224         21,016
    Total current assets                              304,190        305,998
Property, plant and equipment, net                    437,865        460,357
Goodwill                                               79,523         77,882
Intangible assets, net                                101,970        106,238
Environmental indemnification receivable               52,797         57,312
Other assets                                           27,063         17,147
    Total assets                                 $  1,003,408   $  1,024,934

    LIABILITIES, REDEEMABLE COMMON STOCK,
           ACCUMULATED DEFICIT AND
    ACCUMULATED OTHER COMPREHENSIVE LOSS

Current liabilities
  Current portion of long-term debt              $      2,139   $      7,941
  Accounts payable                                     64,161         61,150
  Restructuring reserve                                 2,687          6,597
  Other accrued liabilities                            83,019         84,501
    Total current liabilities                         152,006        160,189
Senior secured notes payable                          207,443        223,368
Revolving line of credit                                8,438          2,000
Variable rate industrial development bonds              8,650          8,650
Postretirement benefits other than pension             58,196         58,928
Accrued pension                                        53,031         55,211
Environmental liability                                77,797         82,312
Other long-term liabilities                             8,837          7,820
Senior notes and senior subordinated notes
 payable                                              329,000        329,000
Commitments and contingencies                               -              -
Redeemable common stock, $0.01 par value,
 shares authorized: 30,000,000,shares issued
 and outstanding: 11,604,029 and 11,938,060,
 respectively                                         183,382        185,292
Accumulated deficit                                   (62,754)       (61,982)
Accumulated other comprehensive loss                  (20,618)       (25,854)
  Total liabilities, redeemable common stock,
   accumulated deficit and accumulated other
   comprehensive loss                            $  1,003,408   $  1,024,934

SOURCE  Appleton
    -0-                             08/14/2006
    /CONTACT: Bill Van Den Brandt, Manager, Corporate Communications of Appleton, +1-920-991-8613, bvandenbrandt@appletonideas.com /
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              AP Archive:  http://photoarchive.ap.org
              PRN Photo Desk, photodesk@prnewswire.com /
    /Web site:  http://www.appletonideas.com
                http://www.appletonideas.com/investors /